Exhibit 23.1




                      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus dated May 18, 1999 of Ashland Inc. (Ashland), for the registration of 68,925 shares of its common stock, (i) of our report dated November 4, 1998, with respect to the consolidated financial statements and schedule of Ashland; and (ii) of our reports dated January 22, 1999 and March 16, 1999, with respect to the consolidated financial statements and schedule, respectively, of Arch Coal, Inc. as of and for the years ended December 31, 1998 and 1997, either incorporated by reference or included in Ashland's Annual Report on Form 10-K as amended by Form 10-K/A for the year ended September 30, 1998, filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP

Louisville, Kentucky
May 14, 1999